Exhibit 5.1

[CGSH LETTERHEAD]

January 28, 2011

Family Dollar Stores, Inc.

10401 Monroe Road

Charlotte, North Carolina 28201

Ladies and Gentlemen:

We have acted as special counsel to Family Dollar Stores, Inc., a Delaware corporation (the “Company”), in connection with its offering pursuant to a registration statement on Form S-3 (No. 333-171843) and the prospectus dated January 25, 2011, as supplemented by the prospectus supplement dated January 25, 2011 (together the “Prospectus”) of $300,000,000 aggregate principal amount of its 5.00% Senior Notes due 2021 (the “Securities”). The Securities were issued pursuant to an indenture dated as of January 28, 2011 (the “Base Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture dated January 28, 2011 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) between the Company and the Trustee.

Family Dollar Stores, Inc., p. 2

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the documents incorporated by reference therein;

(b)	the Prospectus and the documents incorporated by reference therein;

(c)	executed copies of the Base Indenture and Supplemental Indenture, including the forms of the global certificates representing the Securities; and

(d)	copies of the Company’s Restated Certificate of Incorporation and By-Laws certified by the Secretary of State of the State of Delaware and the corporate secretary of the Company, respectively.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities have been validly issued by the Company and are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Family Dollar Stores, Inc., p. 3

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the General Corporation Law of the State of Delaware, the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

The foregoing opinion is limited to the federal law of the United States of America, the law of the State of New York, the General Corporation Law of the State of Delaware, including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Law, and the Limited Liability Company Act of the State of Delaware.

We hereby consent to the use of our name in the Prospectus, under the heading “Legal Matters,” as counsel for the Company who has passed on the validity of the Securities and to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated January 28, 2011. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the Rules and Regulations of the Commission thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you, or to

Family Dollar Stores, Inc., p. 4

make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Sincerely, CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Nicolas Grabar
Nicolas Grabar, a Partner